Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

HARLAND CLARKE HOLDINGS CORP.,

V ACQUISITION SUB, INC.,

and

VALASSIS COMMUNICATIONS, INC.

Dated as of December 17, 2013

i

ii

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2013 (this “Agreement”), is made by and among Harland Clarke Holdings Corp., a Delaware corporation (“Parent”), V Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Valassis Communications, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the respective boards of directors of Parent and Acquisition Sub have each unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the merger of Acquisition Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and (iii) determined to recommend that the stockholders of the Company accept the Offer and tender their shares of Common Stock into the Offer, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, pursuant to this Agreement, Acquisition Sub has agreed to commence a tender offer (the “Offer”) to purchase any (subject to the Minimum Condition) and all of the outstanding common stock, par value $0.01 per share, of the Company (the “Common Stock”), at a price per share of Common Stock of $34.04 (such amount or any higher amount per share of Common Stock that may be paid pursuant to an amended Offer, the “Offer Price”), payable net to the seller in cash, without interest;

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the DGCL, and each share of Common Stock outstanding that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and conditions set forth herein;

WHEREAS, the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable (and in any event on or before January 8, 2014) after the date hereof, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all the outstanding Common Stock at a price per share equal to the Offer Price. The consummation of the Offer, and the obligation of Acquisition Sub to accept for payment and pay for any shares of Common Stock tendered pursuant to the Offer, shall be subject only to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of shares of Common Stock (excluding shares of Common Stock tendered pursuant to guaranteed delivery procedures but not yet delivered) which, together with the number of shares of Common Stock (if any) then owned by Parent or Acquisition Sub represents a majority of the shares of Common Stock then outstanding (determined on a fully diluted basis) (collectively, the “Minimum Condition”); (ii) this Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (iii) the satisfaction, or waiver by Parent or Acquisition Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the “Offer Conditions”). For purposes of determining whether the Minimum Condition has been satisfied, the number of shares of Common Stock outstanding on a fully diluted basis shall be the number of shares of Common Stock issued and outstanding plus the number of shares of Common Stock which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into shares of Common Stock or otherwise, but only to the extent so exercisable, convertible or exchangeable prior to consummation of the Merger or exercisable, convertible or exchangeable as a result of the consummation of the Offer or the Merger.

(b) Subject to the satisfaction of the Minimum Condition and the Termination Condition and the satisfaction, or waiver by Parent or Acquisition Sub, of the other Offer Conditions, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment and pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer as promptly as possible on or after the applicable Expiration Date. The Offer Price payable in respect of each share of Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Offer Conditions. Unless previously approved by the Company in writing, Parent and Acquisition Sub shall not: (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) change the number of shares of Common Stock to be purchased in the Offer, (iv) amend or waive the Minimum Condition, the Termination Condition or the conditions set forth in clauses (b) or (c)(i) of Annex I, (v) add any condition to the Offer or any term that is adverse to the holders of Common Stock, (vi) extend the expiration of the Offer except as required or permitted by this Section 2.1, (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act or (viii) modify, supplement or amend any other term or condition of the Offer in a manner adverse to the holders of Common Stock.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer, as calculated in accordance with Rule 14d-1(g)(3) of the Exchange Act (such time and date, the “Initial Expiration Date”) or if the Initial Expiration Date has been extended in accordance with this Agreement, on the date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If as of any then scheduled Expiration Date, (i) any Offer Condition has not been satisfied or, to the extent waivable by the Parent or Acquisition Sub pursuant to this Agreement, waived by Parent or Acquisition Sub, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Offer for successive periods of up to five (5) Business Days each (or such longer period of up to twenty (20) Business Days if the Company consents in writing prior to such extension), the length of each such period to be determined by Parent in its sole discretion in order to permit the satisfaction of the Offer Conditions; and (ii) if (A) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Closing and the Closing and (B) Parent and Acquisition Sub acknowledge in writing that the Company may terminate the Agreement pursuant to Section 8.1(i)(ii) and receive the Parent Termination Fee, Acquisition Sub may extend the Offer for successive periods of up to five (5) Business Days each (or such longer period of up to twenty (20) Business Days if the Company consents in writing prior to such extension), the length of each such period to be determined by Parent in its sole discretion in order to permit the funding of the Debt Financing; provided, however, that, subject to Section 8.1(b), Acquisition Sub shall not be required to extend the Offer beyond June 16, 2014 (the “Outside Date”) and shall not extend the Offer beyond the Outside Date without the Company’s consent. In addition, Acquisition Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the NYSE; provided, however, that, subject to Section 8.1(b), Acquisition Sub shall not be required to extend the Offer beyond the Outside Date and shall not extend the Offer beyond the Outside Date without the Company’s consent.

(f) Acquisition Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) promptly terminate the Offer and shall not acquire the shares of Common Stock pursuant thereto. If the Offer is terminated by Acquisition Sub, or this Agreement is terminated prior to the Acceptance Time, Acquisition Sub shall promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Common Stock that have not then been purchased in the Offer to the registered holders thereof.

(g) As soon as practicable on the date of the commencement of the Offer, Parent and Acquisition Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include as exhibits (without limitation), the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement, a form of notice of guaranteed delivery (the Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments and supplements thereto, being referred to herein as the “Offer Documents”). Parent and Acquisition Sub agree to cause the Offer Documents to be disseminated to holders of shares of Common Stock, as and to the extent required by all applicable Laws, including the Exchange Act. Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Acquisition Sub agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Acquisition Sub shall provide the Company and its counsel promptly with copies of any written comments, and shall inform them of any oral comments, that Parent, Acquisition Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any proposed written or oral responses to the Schedule TO and Offer Documents and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and to participate in any substantive telephonic communications with the staff of the SEC related thereto.

Section 2.2 Company Actions.

(a) The Company shall file (and shall use reasonable efforts to file on the date of the filing of the initial Schedule TO but in any event shall file by January 8, 2014), in a manner that complies with Rule 14d-9 under the Exchange Act, with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.4, contain the Company Recommendation. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of shares of Common Stock, as and to the extent required by all applicable laws, including the Exchange Act. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable laws, including the Exchange Act. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel. In addition, the Company shall provide Parent, Acquisition Sub and their counsel promptly with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review any proposed written or oral responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel, and to participate in any substantive telephonic communications with the staff of the SEC related thereto. Notwithstanding the foregoing, the obligations of the Company in the immediately preceding three (3) sentences shall not apply if the board of directors of the Company effects a Change of Recommendation in accordance with Section 6.4.

(b) From time to time as requested by Acquisition Sub or its agents, the Company shall furnish or cause to be furnished to Acquisition Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files available to it containing the names and addresses of the record or beneficial owners of the shares of Common Stock as of the most recent practicable date, and shall promptly furnish Acquisition Sub with such information (including, but not limited to, updated lists of holders of the shares of Common Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Acquisition Sub or its agents may reasonably request in communicating with the record and beneficial holders of shares of Common Stock, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of shares of Common Stock in the Offer. Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with such transactions and, if this Agreement shall be terminated, will, upon request, deliver, and will cause their agents to deliver, to the Company all copies of such information then in their possession or control.

(c) The Company shall register the transfer of shares of Common Stock accepted for payment effective immediately after the time at which Acquisition Sub accepts for payment shares of Common Stock tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”); provided that Acquisition Sub pays for such shares of Common Stock at or immediately after such transfer.

Section 2.3 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Valassis Communications, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.4 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place as soon as practicable following consummation of the Offer, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.5 Effective Time.

(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.6 Certificate of Incorporation and Bylaws. Subject to Section 6.5 of this Agreement, at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be in the form of the certificate of incorporation and bylaws of Acquisition Sub except that the name of the Surviving Corporation shall be “Valassis Communications, Inc.”, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws.

Section 2.7 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Company from the Acceptance Time until the Effective Time shall consist of the directors of the Company as of immediately prior to the Acceptance Time. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.8 Officers. From and after the Effective Time, the officers of the Company at the Effective Time, or such other persons as Parent shall select prior to the Effective Time in its sole discretion, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 2.9 Effecting the Merger. Immediately following the consummation of the Offer (the “Offer Closing”), the parties shall take all necessary and appropriate actions to cause the Merger to become effective immediately following the Offer Closing, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. Without limiting the foregoing, the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be effected at the Closing.

Section 2.10 The Parent Merger.

(a) At the election of Parent in its sole discretion, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, immediately following the Effective Time, Parent may, upon the adoption of resolutions to so merge by the board of directors of Parent and due approval by the stockholders of Parent, be merged with and into the Surviving Corporation (the “Parent Merger”) pursuant to Section 253 of the DGCL, whereupon the separate existence of Parent shall cease, and the Surviving Corporation shall continue under the name “Harland Clarke Holdings Corp.” as the surviving corporation (the “Parent Merger Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. Parent and Acquisition Sub acknowledge and agree that the consummation of the Parent Merger shall not be a condition to the Offer or the Merger. For the avoidance of doubt, in the event of such Parent Merger, the Parent Merger Surviving Corporation shall succeed to all of the rights and obligations of the Surviving Corporation under this Agreement.

(b) Immediately following the Effective Time, if Parent has elected to effect the Parent Merger, the Surviving Corporation and Parent shall cause a certificate of ownership and merger with respect to the Parent Merger to be executed and filed with the Secretary of State as provided under the DGCL. The Parent Merger shall become effective on the date and time at which such certificate of ownership and merger has been duly filed with the Secretary of State or at such later date and time as is specified in such certificate of ownership and merger. From and after the effective time of the Parent Merger, the Parent Merger Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Surviving Corporation, Parent and Acquisition Sub (including, for the avoidance of doubt, all rights, privileges, powers and franchises of the Surviving Corporation under this Agreement), and all of the claims, obligations, liabilities, debts and duties of the Surviving Corporation, Acquisition Sub and Parent (including, for the avoidance of doubt, all claims, obligations, liabilities, debts and duties of the Surviving Corporation under this Agreement) shall become the claims, obligations, liabilities, debts and duties of the Parent Merger Surviving Corporation.

(c) If the Parent Merger occurs as contemplated by this Section 2.10, then subject to Section 6.5 of this Agreement, at the effective time of the Parent Merger, the certificate of incorporation and bylaws of the Parent Merger Surviving Corporation shall be amended to be in the form of the certificate of incorporation and bylaws of Parent.

(d) If the Parent Merger occurs as contemplated by this Section 2.10, then subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Parent Merger Surviving Corporation effective as of, and immediately following, the effective time of the Parent Merger shall consist of the members of the board of directors of Parent immediately prior to such effective time, each to hold office in accordance with the certificate of incorporation and bylaws of the Parent Merger Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Parent Merger Surviving Corporation.

(e) If the Parent Merger occurs as contemplated by this Section 2.10, the officers of Parent immediately prior to the effective time of the Parent Merger, or such other persons as Parent shall select prior to such time in its sole discretion, shall be the officers of the Parent Merger Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

(f) If the Parent Merger occurs as contemplated by this Section 2.10, then at the effective time of the Parent Merger, by virtue of the Parent Merger and without any action on the part of the Surviving Corporation, Parent, or the holders of any securities of the Surviving Corporation or Parent:

(i) Each share of common stock of Parent, par value $0.01 per share, issued and outstanding immediately prior to such effective time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Parent Merger Surviving Corporation. Each certificates or book-entry share which immediately prior to such effective time represented common stock of Parent shall thereafter represent an equal number of shares of the Parent Merger Surviving Corporation.

(ii) Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to such effective time shall be cancelled without consideration.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect of the Merger on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Each share of Common Stock held by the Company as treasury stock or held by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”). The holders of certificates or book-entry shares which immediately prior to the Effective Time represented such Common Stock (respectively, the “Certificates” and “Book-Entry Shares”) shall cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, or, with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change; provided that the Company may not effect such change except as permitted by this Agreement.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the applicable Merger Consideration as provided in Section 3.1(b) and Section 3.3(b). Parent shall pay the fees and expenses of the Paying Agent. At or before the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (all cash deposited with the Paying Agent, the “Exchange Fund”). At or immediately after the Effective Time, Parent shall pay or cause to be paid to the Surviving Corporation and the Surviving Corporation shall disburse in cash the amounts payable in respect of Company Options pursuant to Section 3.3(a). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) and Section 3.3(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.2(c) hereof. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.2(c), except as expressly provided for in this Agreement.

(b) As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (or to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable merger consideration into which the number of shares of Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder).

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, promptly following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt and acceptance of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will become a part of the Exchange Fund.

Section 3.3 Stock Options and Restricted Stock.

(a) Treatment of Options. As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), shall be canceled by virtue of the Merger and without any action on the part of any holder of any Company Option, in consideration for the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company Option immediately prior to the

Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option immediately prior to the Effective Time, less any required withholding Taxes and without interest (the “Option Cash Payment”). As of the Effective Time, all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3(a). The Surviving Corporation shall cause each Option Cash Payment to be paid as promptly as practicable following the Effective Time (and in no event more than three (3) Business Days after the Effective Time).

(b) Treatment of Unvested Restricted Shares. As of the Effective Time, each Unvested Restricted Share outstanding immediately prior to the Effective Time shall become fully vested and, subject to Section 3.5, be converted into the right to receive an amount in cash equal to the Merger Consideration, less any required withholding Taxes and without interest (the “Restricted Share Payment”). Prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3(b). The Surviving Corporation shall cause each Restricted Share Payment to be paid as promptly as practicable following the Effective Time (and in no event more than three (3) Business Days after the Effective Time).

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall have the rights set forth in Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not thereafter be deemed to be Dissenting Shares.

Section 3.6 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable merger consideration, as provided for in this Article III, for each share of Common Stock formerly represented by such Certificates. All cash paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to Parent and the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 3.7 Withholding Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Acquisition Sub and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of Parent, Acquisition Sub or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2012 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof, other than in any “risk factors”, or “forward-looking statements” sections in such Company SEC Documents to the extent such disclosures are primarily predictive, cautionary or forward looking in nature or (ii) as disclosed in the corresponding section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not be material to the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Certificate of Incorporation and By-Laws. The Company has made available to Parent a complete and correct copy of the Restated Certificate of Incorporation and the By-laws, each as amended to date, of the Company. The Restated Certificate of Incorporation and the By-laws and the equivalent organizational documents of each of the Company’s subsidiaries are in full force and effect. None of the Company’s subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws (or equivalent organizational documents) except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any provision of its certificate of incorporation or by-laws except as would not, and would not reasonably be expect to, result in material liability to Parent or the Company from and after the Closing or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 25,000,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”). As of December 16, 2013, (i) 38,552,405 shares of Common Stock were issued and outstanding (including 390,491 Unvested Restricted Shares), (ii) no shares of Preferred Stock were issued and outstanding and (iii) 26,842,594 shares of Common Stock were held in treasury. As of December 16, 2013 there were 7,956,844 shares of Common Stock authorized and reserved for future issuance under the Company Plans (including, as of December 16, 2013, outstanding Company Options to purchase 4,803,840 shares of Common Stock). Except as set forth above, as of December 16, 2013, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. From and after December 16, 2013 until and including the date hereof, no shares of capital stock of, or other equity or voting interests in, the Company have been issued except pursuant to the exercise of Company Options outstanding as of December 16, 2013, and no options, warrants or other rights to acquire any such stock or securities have been issued. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. None of the Company’s subsidiaries owns any shares of Common Stock.

(b) Section 4.3(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on December 16, 2013, of (i) (A) each outstanding Company Option grant and (B) each outstanding Unvested Restricted Share grant (each, an “Equity Award”), (ii) the name of the Equity Award holder, (iii) the number of shares of Common Stock underlying each Equity Award, (iv) the date on which each Equity Award was granted, (v) the Company Plan under which each Equity Award was granted, (vi) the exercise price of each Equity Award, in the case of Equity Awards that are Company Options, and (vii) the expiration date of each Equity Award, in the case of Equity Awards that are Company Options.

(c) Except as set forth in Section 4.3(a) and except as not specifically prohibited under Section 6.1 hereof, there are no outstanding subscriptions, options, warrants, puts, calls, convertible, or equity-linked securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver, repurchase, transfer or sell, or cause to be issued, delivered, repurchased, transferred or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, or the value of which are determined based on the value of, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, put, call, right, agreement, commitment or contract. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of the shares of any of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.

(d) There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock or common stock of any of the Company’s subsidiaries may vote.

(e) All “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2012, and their respective jurisdictions of organization are listed in Section 4.3(e) of the Company Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each significant subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens. None of the Company or any of its subsidiaries own, directly or indirectly, any equity interests in any person other than the Company’s subsidiaries.

Section 4.4 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representations set forth in Section 5.10, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or its stockholders (except as contemplated by Section 2.10) are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State), assuming the conditions of Section 251(h) of the DGCL have been satisfied. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub and the accuracy of the representations set forth in Section 5.10, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

(b) At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the board of directors of the Company duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL and (iii) recommending that the stockholders of the Company accept the Offer and tender their Common Stock to Acquisition Sub in the Offer (the “Company Recommendation”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both) (i) conflict with or violate the Restated Certificate of Incorporation or By-laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, materially delay or materially impede, or would reasonably be expected to prevent, materially delay or materially impede, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement.

(b) None of the execution and delivery of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act or Blue Sky Laws, (ii) applicable requirements under the HSR Act, (iii) the filing of the Certificate of Merger under the DGCL and (iv) applicable requirements of the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Permits and Licenses; Compliance with Laws. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is, and since January 1, 2011 has not been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected or (ii) any of the Company Permits, except in each case for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Company SEC Documents.

(a) Since January 1, 2012, the Company has filed with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended or superceded by a filing prior to the date of this Agreement, as of the date of such amendment or superceding filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE. Since January 1, 2011 through the date hereof, the Company has not identified (i) any material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9 Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, (i) except for the negotiation, execution and delivery of this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any event, development or state of circumstances that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From June 30, 2013 through the date of this Agreement, the Company and its subsidiaries have taken no action that, if taken after the date hereof and prior to the Closing, would have been prohibited under Section 6.1(c), (d), (f), (i), (j), (k), (l), (n), (o), or (p).

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected or expressly reserved against in the Company’s financial statements (as restated, if applicable) or the notes thereto included in the Company SEC Documents filed with the SEC on or after January 1, 2013 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system as of the fifth Business Day prior to the date hereof and (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate of any of them, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company SEC Documents.

Section 4.11 Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. The Company has made available to Parent and Acquisition Sub true and complete copies of (i) each material Company Benefit Plan (including all amendments thereto); and (ii) with respect to each material Company Benefit Plan, to the extent applicable, (A) the most recent annual report on Form 5500 and all schedules thereto filed with respect to such Company Benefit Plan; (B) the most recent summary plan description, summary of material modifications and plan prospectus; (C) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan; (D) the most recent actuarial report, financial statement or valuation report; and (E) a current IRS opinion or favorable determination letter.

(b) Each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no actions, suits, audits or investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) pending or, to the knowledge of the Company, threatened, against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any ERISA Affiliate of the Company maintains, sponsors or has any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d) With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code: (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no such Company Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; and (iv) no liability under Title IV or Section 302 of ERISA, contingent or otherwise, has been incurred by the Company or any ERISA Affiliate of the Company that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its subsidiaries of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification. All contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due).

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event where such other event would not alone have an effect described in this sentence): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries; or (v) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any Company Benefit Plan.

(g) Neither the Company nor any of its subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(h) No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Benefit Plans maintained pursuant to the Laws of a country other than the United States and all plans or arrangements applicable to employees outside of the United States that are mandated by applicable Law (i) have been maintained in accordance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate in accordance with GAAP and, if required, applicable Law.

Section 4.13 Labor Matters. There are no collective bargaining agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its subsidiaries is represented by any union with respect to their employment by the Company or such subsidiary. To the knowledge of the Company, there is no union organization activity involving any of the employees of the Company or its subsidiaries pending or threatened. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no labor strike, slowdown or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its subsidiaries; and (ii) the Company and its subsidiaries are in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, unfair labor practices, and the WARN Act (and any similar state or local statute).

Section 4.14 Trademarks, Patents and Copyrights.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of all copyright registrations, trademark registrations, and patents, and applications for registration of any of the foregoing, that are owned by the Company or its subsidiaries. The Company and its subsidiaries own or have the right to use in the manner currently used by the Company and its subsidiaries all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”), except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received, since January 1, 2011, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received, since January 1, 2011, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights since January 1, 2011, except for any such infringement, misappropriation or other violation as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Taxes. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete; (ii) the Company and each of its subsidiaries has paid all Taxes that are required to be paid by any of them (including any Taxes required to be withheld from amounts owing to any employee, creditor or third party), except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents; (iii) as of the date of this Agreement, there are no pending, or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of any Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (v) neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (vi) neither the Company nor any of its subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in the two (2) years prior to the date of this Agreement; (vii) neither the Company nor any of its subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); (viii) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (ix) neither the Company nor any of its subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business; (x) the federal income Tax Returns of the Company and each of its subsidiaries have been examined by the applicable Governmental Authority (or the applicable statute of limitations for the assessment of Taxes for such periods have expired) for all period through an including December 31, 2009; and (xi) neither the Company nor any of its subsidiaries has any liability for the Taxes of another person (pursuant Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or otherwise) by reason of (A) being a member of an affiliated, consolidated, combined or unitary group or otherwise as a transferee or successor or (B) being party to any tax sharing or tax indemnification agreement or other similar agreement (other than (1) any such agreements solely between the Company and its subsidiaries, (2) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes, or (3) any such agreement to pay property Taxes with respect to properties leased).

Section 4.16 Material Contracts.

(a) As of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) contract or instrument relating to indebtedness for borrowed money or third party financial guarantee with a principal amount in excess of $2,000,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions for which the aggregate exposure is reasonably expected to be in excess of $2,000,000;

(iii) contract to which the Company or any of its subsidiaries is a party that materially restricts the Company or any of its subsidiaries from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or any of its subsidiaries or purports to restrict affiliates of the Company following a change in control of the Company;

(iv) material partnership, joint venture agreement, alliance or revenue or earnings sharing agreement to which the Company or any of its subsidiaries is a party;

(v) contract (1) providing for the disposition or acquisition of any assets, business, securities or otherwise outside the ordinary course of business by the Company or any of its subsidiaries or for consideration in excess of $2,000,000, or (2) pursuant to which the Company or any of its subsidiaries has any ownership interest in any other person or other business enterprise, other than other subsidiaries of the Company, that would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, in each case other than contracts for transactions that have closed for which there are no remaining earn-out, pending indemnification claims or other contingent or similar obligations;

(vi) contract that by its terms calls for, or resulted in, aggregate payments or consideration or other performance by or to the Company or any of its subsidiaries of more than $15,000,000 in calendar year 2013;

(vii) contract with a Major Customer or Major Supplier;

(viii) license (inbound and outbound), sublicense, development agreement, or other agreement under which the Company or any of its subsidiaries has granted or received the right to use any Intellectual Property Rights (other than licenses for readily available commercial software), in each case that are material to the business of the Company and its subsidiaries;

(ix) contract providing for the Company or any of its subsidiaries to purchase all of its requirements for, or all of a third person’s output of, any product or service, or providing for the Company or any of its subsidiaries to sell all of its output of, or supply all of a third person’s requirements for, any product or service; or

(x) contract incorporating any most-favored-nations clause that calls for, or would reasonably be expected to result in, aggregate payments or consideration by the Company or any of its subsidiaries of more than $15,000,000 in calendar year 2013.

Each contract of the type described in this Section 4.16(a) is referred to herein as a “Company Material Contract.”

(b) Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17 Opinion of Financial Advisor. The board of directors of the Company has received the written opinion of J.P. Morgan Securities LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the matters in the opinion, the Merger Consideration to be paid to the holders of outstanding Common Stock is fair, from a financial point of view, to such holders.

Section 4.18 Brokers. No broker, finder or investment banker other than J.P. Morgan Securities LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company.

Section 4.19 Real Property.

(a) Section 4.19(a) of the Company Disclosure Letter lists all real property owned by the Company and its subsidiaries (the “Owned Real Property”). The Company or one of its subsidiaries has good and marketable fee title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.19(b) of the Company Disclosure Letter lists all material leases, subleases or other agreements under which the Company uses or occupies or has the right to use or occupy any real property (collectively, the “Company Leases”). Each Company Lease is not subject to any Lien that is not a Permitted Lien, is in full force and effect and neither the Company nor any of its subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Company Lease, and to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by any party thereto, except, in each case, for such breaches or defaults that has not had a Company Material Adverse Effect.

Section 4.20 Insurance. Section 4.20 of the Company Disclosure Letter contains a true and complete listing of the material policies of insurance maintained by or on behalf of Company and its subsidiaries. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all material policies of insurance maintained by the Company or any of its subsidiaries are in full force and effect, no notice of cancellation has been received with respect to such policies (other than in connection with ordinary renewals) and there is no existing default or event which, with the giving of notice of lapse of time or both, would constitute a default, by any insured thereunder. As of the date hereof, (i) there is no material claim by the Company or any of its subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer, and (ii) to the Company’s knowledge, neither the Company nor any of its subsidiaries has received either any written notice of any violation of, or non-compliance with, any insurance policy or any written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any insurance policy. All premiums due and payable under all such policies have been paid and the Company or a subsidiary of the Company, as applicable, is in compliance with the terms and conditions of such policies other than non-compliance which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21 Environmental. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Company Permits required under applicable Environmental Laws for the operation of the business of the Company and its subsidiaries as presently conducted. As of the date of this Agreement, none of the Company or any of its subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law.

(b) None of the Company or any of its subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws.

(c) None of the Company or any of its subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) As of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or is the subject of any pending, or to the knowledge of the Company threatened, claim, action, proceeding or investigation before any arbitrator or Governmental Authority alleging any liability under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. None of the Company or any of its subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(e) No material cleanups or other remediation activities are being conducted, or are being proposed to be conducted, at any property currently or formerly owned or leased by the Company or any of its subsidiaries for the purpose of treating, abating, removing, containing or otherwise addressing Hazardous Materials.

(f) The representations and warranties in this Section 4.21 are the sole and exclusive representations and warranties of the Company with respect to environmental matters, including matters relating to Environmental Law or Hazardous Substances.

Section 4.22 Customers and Suppliers.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth the names of the twenty largest customers of the Company and its subsidiaries measured by dollar value of goods or services sold since January 1, 2013 through the date of this Agreement (each, a “Major Customer”). None of the Major Customers has notified the Company or any of its subsidiaries in writing that it is (or is considering) (i) canceling or terminating its relationship with the Company or any of its subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of its subsidiaries.

(b) Section 4.22(b) of the Company Disclosure Letter sets forth the names of the ten largest suppliers of the Company and its subsidiaries measured by dollar value of goods or services purchased since January 1, 2013 through the date of this Agreement (each, a “Major Supplier”). None of the Major Suppliers has notified the Company or any of its subsidiaries in writing that it is (or is considering) (i) canceling or terminating its relationship with the Company or any of its subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of its subsidiaries.

Section 4.23 Anti-Corruption and Anti-Bribery Laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended, and other comparable Laws of the United States or other jurisdictions), none of the Company, any of its subsidiaries, or, to the Company’s knowledge, any of their respective directors, officers, agents, employees, consultants, or other representatives (in each case acting in their capacities as such) has, since January 1, 2011, in connection with the operation of their respective businesses directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any governmental authority issued pursuant thereto, in each case, except as would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.24 Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of all applicable federal securities laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or any other document filed or distributed by the Company based on information furnished by Parent or Acquisition Sub in writing expressly for inclusion therein.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV as of the date hereof and as contemplated by subsection (c)(ii) of Annex I, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where (i) the failure to have such power or authority would not be material to Parent and Acquisition Sub, taken as a whole and (ii) the failure to have such governmental approvals would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Certificate of Incorporation, By-Laws, and Other Organizational Documents. Parent has made available to the Company a complete and correct copy of the certificate of incorporation, by-laws (or equivalent organizational documents), and other organizational documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Acquisition Sub or, to the knowledge of Parent, the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Authority Relative to Agreement. Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub or their respective stockholders (except as contemplated by Section 2.10)

are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, (x) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Acquisition Sub, which adoption shall occur immediately following the execution of this Agreement, and (y) the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Parent or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, filing and recordation of appropriate merger documents as required by the DGCL and the rules of the NYSE or other stock exchange, if applicable, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Absence of Litigation. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against either Parent or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case as would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of (i) an executed commitment letter, dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.9, the “Commitment Letter”), from the lenders (including any lenders who become party thereto by joinder) party thereto (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the debt financing contemplated by the Commitment Letter (including any debt securities to be incurred in lieu of the bridge facilities, as contemplated by the Commitment Letter and the Fee Letter), together with any permitted Alternative Debt Financing, is collectively referred to in this Agreement as the “Debt Financing”) and (ii) the fee letter referred to in the Commitment Letter (with only fee amounts, pricing caps and other economic terms redacted (none of which would adversely affect the amount or availability of the Debt Financing)) (each as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.9, the “Fee Letter”) and (iii) a related redacted engagement letter.

(b) Except as expressly set forth in the Commitment Letter (or in the unredacted portions of the Fee Letter) delivered to the Company, as of the date of this Agreement, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing. There are no other agreements, side letters or arrangements relating to the Debt Financing to which Parent or any of its subsidiaries is a party as of the date of this Agreement which would impose conditions to the funding of the Financing, other than those set forth in the Commitment Letter (or in the unredacted portions of the Fee Letter). As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Commitment Letter or the Fee Letter at the time it is required to consummate the Closing hereunder, nor does Parent have knowledge, as of the date of this Agreement, that any of the Lenders will not perform their respective funding obligations under the Commitment Letter in accordance with its terms and conditions.

(c) The Commitment Letter is a valid, binding obligation of Parent and Acquisition Sub and, to the knowledge of Parent, the other parties thereto, is in full force and effect and, assuming the satisfaction of the condition contained in Section (c)(ii) of Annex I, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Acquisition

Sub under the terms and conditions of the Commitment Letter and Fee Letter. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter and Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. The Commitment Letter and Fee Letter have not been modified, altered or amended on or prior to the date of this Agreement. None of the commitments under the Commitment Letter have been withdrawn or rescinded prior to the date of this Agreement.

(d) The proceeds of the Debt Financing, if funded, together with available cash of Parent and Acquisition Sub, shall constitute sufficient funds for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement on the Closing Date, including the payment of the Offer Price in respect of each share of Common Stock validly tendered and accepted in the Offer, the Total Common Merger Consideration and all other amounts to be paid pursuant to Section 3.2 and Section 3.3 and the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of indebtedness of Parent, the Acquisition Sub or the Company required in connection therewith).

(e) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Parent or any Affiliate thereof be a condition to any of Parent’s obligations hereunder.

Section 5.7 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent, a person of which Parent is a direct or indirect wholly owned subsidiary, or a direct or indirect wholly owned subsidiary of such a person. Acquisition Sub does not have outstanding any option, warrant, right or other agreement pursuant to which any person other than Parent may acquire any equity interest of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 5.8 Brokers. Other than Bank of America Merrill Lynch and The Raine Group, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer and the Merger based upon arrangements made by or on behalf of Parent.

Section 5.9 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries. Assuming the satisfaction of the conditions to Parent’s and Acquisition Sub’s obligation to consummate the Offer and the Merger, Parent and its subsidiaries (on a consolidated basis) will be Solvent after giving effect to the transactions contemplated hereby, including the Debt Financing and payment of all related fees and expenses. As used in this Section 5.9, the term “Solvent” means, with respect to any person as of a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such person will exceed its debts, (b) such person has not incurred debts beyond its ability to pay such debts as such debts mature, and (c) such person does not have unreasonably small capital with which to conduct their business. For purposes of this Section 5.9, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 5.9, the amount of any unliquidated or contingent liabilities at any time shall be the amount which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

Section 5.10 Parent Ownership of Company Securities; DGCL Section 203. Parent and its subsidiaries do not “own” (as defined in Section 203 of the DGCL) any shares of Common Stock or other securities of the Company or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is, or has been at any time with the last three years, an “interested stockholder” as defined in Section 203 of the DGCL. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

Section 5.11 Management Agreements. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations between Parent or Acquisition Sub or any of their subsidiaries, on the one hand, and any stockholder of the Company, member of the Company’s management or the board of directors, on the other hand, relating to the transactions contemplated by this Agreement or the management of the Company after the Effective Time.

Section 5.12 Offer Documents. The information supplied by Parent or Acquisition Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of Rule 14d-3 of the Exchange Act or any other applicable federal securities laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that Parent and Acquisition Sub make no representation or warranty with respect to statements made in the Offer Documents or any other document filed or distributed by Parent or Acquisition Sub based on information furnished by the Company in writing expressly for inclusion therein.

Section 5.13 Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its subsidiaries, nor any of their respective Representatives, nor any other person, makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger, and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Offer and the Merger, each of Parent and Acquisition Sub has relied on the results of its own independent investigation.

Section 5.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Acquisition Sub, Parent and Acquisition Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its subsidiaries and their respective businesses and operations. Parent and Acquisition Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Acquisition Sub are familiar, that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans). Accordingly, Parent and Acquisition Sub hereby acknowledge that none of the Company nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans; it being understood that any failure of the representations and warranties set forth in Article IV as of the date hereof and as contemplated in subsection (c)(ii) of Annex I as a result of any circumstances, facts or events underlying any inadequacy or inaccuracy of such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans shall not be excused or limited by this Section 5.14).

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Law, (ii) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or contemplated pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and the Company and its subsidiaries shall use their commercially reasonable efforts to preserve intact the Company’s business organization, to keep available the services of their current officers, key employees and key consultants, and to maintain existing relations and goodwill with Governmental Authorities, material customers, material suppliers, material creditors and material lessors; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Parent that, except (1) as required by applicable Law, (2) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly required or contemplated pursuant to this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not:

(a) amend or otherwise change, or permit any of its subsidiaries to amend of otherwise change, the Restated Certificate of Incorporation or By-laws of the Company or such similar applicable organizational documents of any of its subsidiaries;

(b) split, combine, subdivide, reclassify, purchase, redeem or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock, except for any such transaction by a wholly owned subsidiary which remains a wholly owned subsidiary after consummation of such transaction; provided, however that (i) the Company may issue shares upon exercise of any Company Option outstanding as of the date hereof and (ii) the Company may acquire shares of capital stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Options and vesting of Unvested Restricted Shares, in each case, existing on the date hereof;

(c) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than (i) dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company and (ii) the Company quarterly dividend of $0.31 per share, payable on or about January 15, 2014 to the holders of record of Common Stock as of December 31, 2013;

(d) except as required pursuant to any Company Benefit Plan in effect as of the date hereof or as required by applicable Law, (i) increase the compensation or other benefits payable or to become payable to directors, executive officers, employees or independent contractors of the Company or any of its subsidiaries, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Company or any of its subsidiaries, other than payments of severance benefits pursuant to any Company Benefit Plan in effect as of the date hereof in the ordinary course of business consistent with past practice, (iii) enter into any employment, severance, retention or change of control agreement with any employee of the Company or any of its subsidiaries (except for employment agreements on customary terms that are terminable on less than thirty (30) days’ notice without payment of severance benefits or penalty or similar payments), (iv) establish, adopt, enter into, amend or terminate any Company Benefit Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, except for amendments in the ordinary course of business consistent with past practice that do not (A) in any manner increase the cost to the Company or its subsidiaries or (B) obligate the Company or its subsidiaries beyond December 31, 2014, (v) take any action to fund the payment of compensation or benefits under any Company Benefit Plan, (vi) adopt, enter into, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees, (vii) terminate the employment of any executive officer of the Company, other than for cause, or (viii) hire any employee having total annual compensation in excess of $250,000;

(e) grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to accelerate the vesting of or cause to be exercisable any otherwise unvested or unexercisable option or other equity or equity-based award (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof);

(f) acquire or permit its subsidiaries to acquire (including by merger, consolidation, or acquisition of stock or assets) any entity, business or material portion of the assets of any person except for inventory in the ordinary course of business consistent with past practices;

(g) create, incur, guarantee or assume (or permit its subsidiaries to create, incur, guarantee or assume) any indebtedness of any person constituting “Debt” as defined in the Notes Indenture, except for indebtedness consisting of intercompany loans and guarantees of indebtedness for borrowed money incurred in compliance with this Section 6.1(g);

(h) terminate, modify or amend any Company Material Contract or Company Lease other than the expiration or renewal of any Company Material Contract or Company Lease in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a Company Material Contract or Company Lease if entered into prior to the date hereof;

(i) make any material change to its methods of accounting in effect at December 31, 2012, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

(j) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, other than in the ordinary course of business consistent with past practice;

(k) make any loans, advances or capital contributions to or investments in any other person (other than the Company or any wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice and other than employee expense advancements in accordance with Company policies existing as of the date hereof and in the ordinary course of business consistent with past practice) in excess of $1,000,000 in the aggregate;

(l) except to the extent otherwise required by applicable Law, make or change any material Tax election, change any method of Tax accounting, file any material amended Tax Return, or settle or compromise any audit or proceeding relating to a material amount of Taxes;

(m) make or agree to make, or permit any of its subsidiaries to make or agree to make, capital expenditures totaling in the aggregate more than $5,000,000;

(n) adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

(o) release, withdraw, concur with the dismissal of, or settle any claim, action, suit or proceeding by the Company or any of its subsidiaries, other than routine, immaterial matters in the ordinary course of business;

(p) settle, pay, discharge or satisfy any claim, action, suit, proceeding or investigation against or regarding the Company or any of its subsidiaries, whether civil, criminal, administrative or investigative, other than settlements that involve only the payment of monetary damages not in excess of $250,000 individually or $750,000 in the aggregate, (excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its subsidiaries);

(q) take, or omit to take (or permit any of its subsidiaries to take, or omit to take), any action which would reasonably be expected to cause a default or event of default under the Notes; or

(r) authorize or enter into, or permit any of its subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2 Appropriate Action; Consents; Filings.

(a) Subject to Section 6.4, the parties hereto will cooperate with each other and use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby as soon as practicable and to cause the conditions to the Offer and the Merger set forth in Annex I and Article VII to be satisfied, including (i) the obtaining and maintaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable or customary steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw its respective filings, and thereafter make any other required submissions under the HSR Act or other Antitrust Law with respect to the transactions contemplated hereby.

(b) Parent and Acquisition Sub agree to take (and to cause their subsidiaries to take) promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, consent order, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or delaying the consummation of the Offer or the Merger and the other transactions contemplated by this Agreement beyond the Outside Date. Each of Parent and the Company shall respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Authority under any Antitrust Laws for additional information or documentation and to all inquiries and requests received from either Governmental Authority. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no waiting period applicable under the HSR Act, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Offer or the Merger by the Outside Date. Such actions shall include, but are not limited to (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, or businesses of Parent or its subsidiaries, including after the Acceptance Time, the Surviving Corporation or its subsidiaries, (ii) terminating, amending or assigning existing relationships or contractual rights and obligations of Parent or its subsidiaries, including after the Acceptance Time, the Surviving Corporation or its subsidiaries, (iii) changing or modifying any course of conduct regarding future operations of Parent or its subsidiaries, including after the Acceptance Time, the Surviving Corporation or its subsidiaries, (iv) otherwise taking actions that would limit Parent’s freedom of action with respect to, or its ability to retain, one or more of Parent’s and its subsidiaries’ (including after the Acceptance Time, the Surviving Corporation’s and its subsidiaries’) respective businesses, product lines or assets or rights or interests therein and (v) committing to take any such actions in the foregoing clauses. To assist Parent in complying with its obligations set forth in this Section 6.2, and only if requested in writing by Parent, the Company and its subsidiaries and affiliates agree to take, or cause to be taken, any action reasonably in furtherance of the foregoing, so long as such action is conditioned upon the Closing. Notwithstanding anything in this agreement or otherwise to the contrary, neither Parent, Acquisition Sub nor any of their respective subsidiaries shall be required to take or agree to take (and the Company and its subsidiaries shall not take or agree to take) any action or actions that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or on the Company, considered in the aggregate, and with giving effect to the transactions contemplated by this Agreement. Furthermore, and for the avoidance of doubt, none of Parent’s affiliates (other than Parent’s subsidiaries) shall be required to take or agree to take any action or actions in furtherance of this Section 6.2(b), including without limitation the actions described in items (i) through (v) above.

(c) The Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its subsidiaries to use, its reasonable best efforts to cooperate with the Company in its efforts, to obtain any third party consents not covered by paragraphs (a) and (b) above that are necessary, proper or advisable to consummate the Offer or the Merger, including those set forth on Section 6.2(c) of the Company Disclosure Letter; provided that the Company shall not be required to make any payments to a third party to obtain any consent or approval of such third party prior to the Acceptance Time, and shall not agree to make any such payments without Parent’s prior written consent. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Each party will give the other party the opportunity to attend any meetings, or to participate in any communications with, a Government Authority to the extent permitted by such Government Authority. Notwithstanding the foregoing, obtaining any third party consents pursuant to this paragraph (c) shall not be considered a condition to the obligations of the Parent and Acquisition Sub to consummate the Offer or the Merger.

Section 6.3 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and notwithstanding anything to the contrary in the Confidentiality Agreement, the Company will provide to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the Company’s employees, properties, books, contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company (but not including access to perform physical or environmental examinations or to take samples of the soil, ground water, air or products); provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any third party, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access, (ii) constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company, (iii) cause a loss of trade secret protection or (iv) otherwise violate any applicable Laws. Any investigation conducted pursuant to the access contemplated by this Section 6.3 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its subsidiaries or result in damage or destruction of any property or assets of the Company or any of its subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

(b) The information provided pursuant to this Section 6.3 shall be used solely for the purpose of the Merger and the transactions contemplated hereby. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, subject to Section 6.4(a).

Section 6.4 Solicitation; Change of Recommendation.

(a) Except as otherwise provided for in this Agreement, the Company agrees that it and its subsidiaries shall, and that it shall cause its and their respective Representatives to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal and, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, not, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Competing Proposal; (iii) engage in discussions with any person with respect to any Competing Proposal; (iv) approve or recommend any Competing Proposal; (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal; (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Restated Certificate of Incorporation or

By-laws of the Company, inapplicable to any person other than Parent and its affiliates or to any transactions constituting or contemplated by a Competing Proposal; or (vii) resolve or agree to do any of the foregoing. The Company shall promptly after the date hereof instruct each person that has heretofore executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a Competing Proposal or potential Competing Proposal with or for the benefit of the Company promptly to return to the Company or destroy all information, documents, and materials relating to the Competing Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of any confidentiality agreement with such person, and shall use reasonable best efforts to enforce, and not waive without Parent’s prior written consent, any standstill or similar provision in any confidentiality or other agreement with such person; provided that the Company hereby waives all standstill provisions in Section 6 of the Confidentiality Agreement applicable to Parent and/or Acquisition Sub to the extent necessary to permit Parent and Acquisition Sub to make the Offer contemplated hereby in accordance with the terms hereof and/or to make any proposal that would have been a Competing Proposal if made by a third party in accordance with Section 6.4, which proposal shall be made on a confidential basis to the board of the directors of the Company unless a Competing Proposal has been made public by any person; provided that the Company may waive any standstill or similar provisions (and hereby waives all standstill or similar provisions currently in effect) in its agreements to the extent necessary to permit a person to make, on a confidential basis to the board of directors of the Company, a Competing Proposal, conditioned upon such person agreeing to disclosure of such Competing Proposal to Parent and Acquisition Sub, in each case as contemplated by this Section 6.4.

(b) Notwithstanding the limitations set forth in Section 6.4(a), if the Company receives a bona fide, Competing Proposal not solicited after the date hereof that did not result from a breach of this Section 6.4 at any time prior to the Acceptance Time which (i) constitutes a Superior Proposal or (ii) which the board of directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal (provided, that substantially concurrently the Company makes available such nonpublic information to Parent to the extent such information was not previously made available to Parent) and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal, in each case of (x) and (y), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than the Confidentiality Agreement as of the date it was executed (other than to the extent necessary to permit such third party to make, on a confidential basis to the board of directors of the Company, a Competing Proposal, a Competing Proposal as contemplated by this Section 6.4) (an “Acceptable Confidentiality Agreement”); provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Parent of such determination of the board of directors of the Company as provided for in clauses (i) or (ii) above. From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within 48 hours) of the receipt of any Competing Proposal, and (i) if it is in writing, deliver to Parent a copy of such Competing Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Competing Proposal or (ii) if oral, provide to Parent a detailed summary of the material terms and conditions thereof. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal within 48 hours of such material change.

(c) Except as otherwise provided in Section 6.4(d), neither the board of directors of the Company nor any committee thereof may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to Parent or Acquisition Sub the Company Recommendation or make any public announcement inconsistent with the Company Recommendation, or publicly propose to do any of the foregoing, (ii) approve, adopt, endorse, or recommend any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal (it being understood that the Company may make any factually accurate public statement that solely describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto or any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act), (iii) following the date any Competing Proposal or any material modification thereto is first made public, sent or given to the stockholders of the Company, fail to issue a press release that expressly reaffirms the Company Recommendation within 5 Business Days following Parent’s written request to do so (which request may only be made once with respect to any such Competing Proposal and each material modification thereto), (iv) fail to include the Company Recommendation in the Schedule 14D-9 or any amendment thereof (any action described in clause (i), (ii), (iii) or (iv), whether taken by the Company, the board of directors of the Company or any committee thereof, being referred to as a “Change of Recommendation”), or (v) cause or permit the Company to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle regarding or providing for any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the board of directors of the Company may effect a Change of Recommendation if the board of directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the board of directors of the Company to make such Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that such action may be only be taken (i) if the Company shall have (x) complied with this Section 6.4 in all substantive respects and (y) first provided prior written notice to Parent in advance of its intention to make a Change of Recommendation and the reasons therefor, including the terms of any Competing Proposal with respect to which the Change of Recommendation relates and the identity of the person making such Competing Proposal and (ii) at a time that is after the third Business Day following the Company’s delivery to Parent of such notice, during which time Parent shall be entitled to deliver to the Company one or more proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with the Parent in good faith with respect thereto, if the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, taking into account all amendments or revisions to this Agreement proposed by Parent, that the failure of the board of directors to effect such Change of Recommendation still would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. Any material amendment to a Competing Proposal to which such Change of Recommendation relates, including any revision to price, shall require the Company to deliver to Parent a new notice and again comply with the requirements of this Section 6.4(d) with respect to such revised Competing Proposal.

(e) Nothing in this Section 6.4 shall be deemed to prohibit the Company or its subsidiaries from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or to prohibit the Company from making any disclosure if the board of directors of the Company determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with the Company’s obligations under applicable Law, nor shall any such action be deemed to constitute a breach of the Company’s obligations under this Agreement; provided, however, that nothing in this Section 6.4(e) shall permit the Company to effect a Change of Recommendation (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Section 6.4(d).

(f) If at any time prior to the Acceptance Time the board of directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that a Competing Proposal constitutes a Superior Proposal, then the board of directors of the Company may cause the Company to terminate this Agreement in accordance with Section 8.1(h), pay the Company Termination Fee and enter into a binding written agreement (a “Superior Proposal Agreement”) with respect to such Superior Proposal; provided, however, that such action may be only be taken (i) if the Company (x) shall have complied with this Section 6.4 in all substantive respects and (y) first provided prior written notice to Parent in advance of its intention to terminate this Agreement and the terms of the Superior Proposal, including the final draft of the Superior Proposal Agreement and the identity of the person making such Competing Proposal and (ii) at a time that is after the third Business Day following Company’s delivery to Parent of such notice, during which time Parent shall be entitled to deliver to the Company one or more proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with the Parent in good faith with respect thereto, if the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, taking into account all amendments or revisions to this Agreement proposed by Parent, that the Competing Proposal remains a Superior Proposal. Any material amendment to a Competing Proposal, including any revision to price, shall require the Company to deliver to Parent a new notice and again comply with the requirements of this Section 6.4(f) with respect to such revised

Competing Proposal. For the avoidance of doubt, the Company may simultaneously give notice of its intention both to make a Change of Recommendation and to terminate this Agreement to enter into a Superior Proposal Agreement and the notice and negotiation periods set forth in Section 6.4(d) and this Section 6.4(f) may pass simultaneously.

(g) As used in this Agreement, “Competing Proposal” shall mean any bona fide proposal (other than a proposal or offer by Parent or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Company; or (y) the Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Company; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the subsidiaries of the Company that constitute or account for (x) more than 15% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 15% of the fair market value of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(h) As used in this Agreement, “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s outside financial and legal advisors, would be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement, taking into account all factors the board of directors of the Company acting in good faith considers to be appropriate, including (i) any proposal by Parent in writing to amend or modify the terms hereof, (ii) the identity of the person making such Competing Proposal, and (iii) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Competing Proposal.

Section 6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification and advancement for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of any Indemnitee as provided in the articles or certificates of incorporation or by-laws (or comparable organization documents) of the Company or any of its subsidiaries or affiliates or in any agreement shall survive the Merger and shall continue in full force and effect with respect to such Indemnitee. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them, in their capacities as such at any time prior to the

Effective Time, to the fullest extent permitted by Law and (ii) not amend, repeal or otherwise modify any provisions of the Restated Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Company or any of its subsidiaries as in effect on the date of this Agreement and any indemnification agreement of the Company or its subsidiaries or other applicable contract that has been made available to Parent as in effect on the date of this Agreement in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b) Without limiting the provisions of Section 6.5(a), during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent, the Surviving Corporation and its subsidiaries (and, if the Parent Merger occurs, the parent of Parent) will: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or (B) the Offer, the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.5(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, that the premium for such “tail” insurance shall not exceed 300% of the annual premium currently paid by the Company (in which case Parent shall cause the Surviving Corporation to obtain as much comparable insurance as available for 300% of the annual premium currently paid by the Company). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5. The provisions of this Section 6.5 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.5.

(e) The rights of each Indemnitee under this Section 6.5 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or insurance policy or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f) Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.5.

Section 6.6 Notification of Certain Matters. The Company shall promptly (and in any event with two (2) Business Days) notify Parent, and Parent shall promptly (and in any event with two (2) Business Days) notify the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Offer, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Offer, the Merger or the transactions contemplated hereby and (c) the discovery by such party of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected, individually or taken together with all other existing facts, events and circumstances known to such party, to cause or result in any of the conditions of the obligations of such party to consummate the Merger or the Offer not to be satisfied or the satisfaction of which to be materially delayed. The delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

Section 6.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, court process or any listing agreement with or rules of the NYSE or other stock exchange on which securities of Parent or the Company is listed; provided that Parent and Acquisition Sub may make public statements regarding any Competing Proposal that has been made public or in response to public statements of any person (other than research analysts and proxy advisory firms) recommending or encouraging stockholders of the Company not to tender their shares of Common Stock into the Offer, after consulting with the Company with respect to such public statements to the extent permitted by Law, court process or any listing agreement with or rules of the NYSE or other stock exchange on which securities of Parent or the Company is listed. With respect to any communications to be delivered orally, including by conference call or webcast, this Section 6.7 shall be deemed satisfied if, to the extent practicable, the disclosing party gives advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments by such other party with respect thereto; provided, that the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any disclosure would be materially adverse to the non-disclosing party. Notwithstanding the foregoing, the restrictions set forth in this Section 6.7 shall not apply to any public statement made or proposed to be made by the Company or Parent in connection with or following a Change of Recommendation.

Section 6.8 Employee Matters.

(a) For the period commencing on the Closing Date and ending on December 31, 2014 (or, if earlier, the date of termination of the applicable Company Employee (as defined below)) (the “Continuation Period”), Parent shall provide or shall cause the Surviving Corporation to provide to each employee of the Company and any of its subsidiaries who continues his or her employment with Parent or any of its subsidiaries, including the Surviving Corporation and any of its subsidiaries (collectively, “Company Employees”) (i) a base salary or base wage rate (as applicable) and an annual cash based bonus opportunity that that are no less than the base salary or base wage rate (as applicable) and annual cash based bonus opportunity that are provided to such Company Employee as of the Effective Time and (ii) other compensation and benefits (excluding, for this purpose, equity-based compensation, long-term incentive compensation, any defined benefit or supplemental pension plan (whether or not tax-qualified), and post-termination health, life or welfare benefits, in each case, except as required by a Company Benefit Plan or by applicable Law) that are, in the aggregate, not less favorable than the compensation and benefits provided to such Company Employee immediately prior to the Effective Time. For avoidance of doubt, base compensation and annual cash bonus opportunity for any Company Employee shall not be decreased during the Continuation Period so long as such employee remains with the Company or any of its subsidiaries.

(b) Without limiting paragraph (a) of this Section 6.8, (i) during the Continuation Period, Parent shall provide or shall cause the Surviving Corporation to provide to Company Employees who experience a qualifying termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees upon a qualifying termination of employment immediately prior to the Effective Time and (ii) Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under any Company Benefit Plan in accordance with its applicable terms or provide equivalent benefits in substitution therefor. During the Continuation Period, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

(c) For purposes of eligibility and vesting under the Employee Benefit Plans of Parent, the Company and the Company’s subsidiaries providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company’s subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan; provided that the foregoing service credit shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Parent shall cause the Surviving Corporation to honor the terms of all employment agreements in effect as of the date hereof and as disclosed in Section 4.12(a) of the Company Disclosure Letter.

(e) Parent acknowledges and agrees that the occurrence of the Effective Time shall constitute a “change in control” (or similar phrase) for purposes of each Company Benefit Plan set forth on Section 4.12(f) of the Company Disclosure Letter for which such term is relevant.

(f) Without limiting the generality of Section 9.6, the provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.8 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent or the Surviving Corporation to continue any Company Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Company Benefit Plans or other employee benefit plans or arrangements.

Section 6.9 Financing

(a) Parent shall use its reasonable best efforts to obtain the proceeds of the Debt Financing on the terms and conditions described in the Commitment Letter and Fee Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and Fee Letter in accordance with their terms, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter) and (iii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Commitment Letter, Fee Letter and the Definitive Agreements and comply with its obligations thereunder. In the event that all conditions contained in the Commitment Letter and Fee Letter have been satisfied and

Parent is required to consummate the Closing pursuant to Section 2.4, Parent shall use reasonable best efforts to cause each Lender to fund its respective committed portion of the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date. Parent shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or voluntarily replace (it being understood that any Alternative Debt Financing shall not be deemed a voluntary replacement for purposes of the sentence), the Commitment Letter or Fee Letter if such amendment, modification, or waiver or voluntary replacement (w) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing as compared to those in the Commitment Letter and Fee Letter as in effect on the date of this Agreement, (x) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter, Fee Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letter and Fee Letter as in effect on the date hereof or in the Definitive Agreements, (y) reduces the aggregate amount of the Debt Financing, or (z) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that for the avoidance of doubt no consent from the Company shall be required for: (A) any amendment, replacement, supplement or modification of the Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement (including in replacement of a Lender), (B) implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof or (C) any amendment, replacement, supplement or modification to the Commitment Letter or Definitive Agreements so long as such action would not be prohibited by the foregoing clauses (w)-(z).

(b) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor (other than a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Debt Financing) Parent will (1) use its reasonable best efforts to obtain alternative debt financing (the “Alternative Debt Financing”) (in an amount sufficient, when taken together with available cash on hand, and any then-available Debt Financing pursuant to any then-existing Commitment Letter, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on terms not less favorable in the aggregate to Parent than those contained in the Commitment Letter and the Fee Letter that the alternative financing would replace (taking into account any flex provisions) from the same or other sources and which do not include any incremental conditionality to the consummation of such alternative debt financing that are more onerous to Parent or the Company (in the aggregate) than the conditions set forth in the Commitment Letter in effect as of the date of this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that (A) any portion of the Debt Financing structured as high yield financing is unavailable, regardless of the reason therefor, (B) all closing conditions contained in Article VII and Annex I shall be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are capable of being satisfied as of such day assuming the Closing was to occur on such day) and (C) the bridge facilities contemplated by the Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 6.9) are available on the terms and conditions described in the Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such affected portion of the high yield financing to consummate the Closing when Parent is required to do so pursuant to Section 2.4.

(c) For purposes of the foregoing Sections 6.9(a) and (b), (i) the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith (and any Commitment Letters remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any alternative debt financing arranged in compliance with this Section 6.9, and (iii) the term “Lenders” shall be deemed to include any lenders providing the alternative debt financing arranged in compliance herewith. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing. Parent shall provide the Company with prompt oral and written notice of any breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent gains knowledge and the receipt of any written notice or other written communication from any Lender, guarantor, or other financing source with respect to any breach or default or, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof. For the avoidance of doubt, Parent shall, directly or indirectly, make all proceeds of the Debt Financing received by Parent available to Acquisition Sub as are required for Acquisition Sub to perform its obligations hereunder (including with respect to the consummation of the Offer and the payment for shares tendered thereby).

Section 6.10 Financing Cooperation

(a) Prior to the Acceptance Time, the Company shall, and shall cause its subsidiaries to, and shall use reasonable best efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and its subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent in connection with obtaining the Debt Financing, including, (i) making senior management and advisors of the Company and its subsidiaries available to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions with proposed lenders, underwriters, initial purchasers or placement agents, and in sessions with rating agencies; provided that, any rating agency presentations, bank information memoranda or similar documents required in connection with the Debt Financing shall contain disclosure reflecting the Company and/or its Subsidiaries or Affiliates as the obligor only at and after the Effective Time, (ii) assisting Parent with Parent’s preparation of pro forma financial information and pro forma financial statements and other materials for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents used in connection with the Debt Financing and providing customary estimates and other forward-looking financial information regarding the further performance of the business of the Company and its subsidiaries to the extent reasonably requested by the Debt Financing sources, and providing customary authorization and representation letters in connection therewith, (iii) using reasonable best efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the documents referred to in clause (ii) above, providing consent to Parent to use their audit reports relating to the Company and providing any necessary “comfort letters”, (iv) executing and delivering definitive financing documents, including pledge and security documents, and certificates, management representation letters and other documents, to the extent reasonably requested by Parent, and otherwise reasonably facilitating the pledging of collateral, (v) requesting and cooperating in obtaining customary lien terminations and instruments of discharge, relating to any indebtedness of the Company (it being understood and agreed that the Company’s obligations to provide payoff letters in respect of the Credit Agreement described in Section 6.10(c) below are as set forth in Section 6.10(c) below) and its subsidiaries, and executing and delivering an officer certificate, required to be delivered to the Trustee under the Notes Indenture in connection with the Merger, provided that any such certificates and documentation do not contain any statements or representations that are not factually accurate in the Company’s sole judgment and that any such certificates and documentation comply in all respects with, and do not cause the Company to breach or violate, applicable Law or the Notes Indenture ; and provided further that, to the extent any statements contained in any such officer certificate are based in part upon facts relating to Parent, including the amount of Parent’s cash on hand, the pro forma amount of debt of Parent or the Company following the Merger or the Parent Merger, pro forma compliance with any ratio or the absence of any default of event of default under agreements governing any indebtedness of Parent, or require Parent to consummate any further action or refrain from taking any further action in order for any such statements to be accurate, including consummating the Parent Merger, Parent shall deliver to the Company such officer certificates as are reasonably deemed necessary by the Company to enable it to delivery any such officer certificate to the Trustee; (vi) providing reasonable access by Parent and any Debt Financing sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and representatives of the Company and its subsidiaries, (vii) assisting with due diligence activities relating to the Company’s financial information, (viii) furnishing to Parent and its Debt Financing sources all pertinent and customary financial and other information regarding the Company and its subsidiaries reasonably requested by Parent as promptly as practicable following such request to consummate the Debt Financing, including all historical financial statements and historical financial data regarding the Company and its subsidiaries, in each case (A) that is required by the Securities Act (including Regulations S-K and S-X thereunder and other accounting rules and regulations of the SEC) for inclusion in a registration statement to be filed with the SEC with respect to debt securities of Parent (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X,

Rule 4.02(b) of Regulation S-K and other customary exceptions), (B) that is otherwise customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act and bank information memoranda, in each case of the type contemplated by the Debt Financing, and (C) as is otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with offerings of debt securities, in each case at the time during the Company’s fiscal year such offerings will be made (all such information described in clauses (A) through (C) this clause (viii), the “Required Financial Information”), (ix) taking all actions reasonably requested to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and its subsidiaries’ assets, cash management and accounting systems, policies and procedures relating thereto, including inventory appraisals and field audits, for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account contracts and lock box arrangements in connection with the foregoing after the Acceptance Time, (x) providing at least 4 Business Days prior to the Acceptance Time all documentation and other information about the Company and its subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act to the extent requested at least 8 calendar days prior to the anticipated Acceptance Time, and (xi) subject to the occurrence of the Acceptance Time, taking all corporate actions necessary to permit consummation of the Debt Financing; provided, that nothing herein shall require (1) such cooperation to the extent it would interfere materially and unreasonably with the business or operations of the Company or its subsidiaries, (2) delivery of (A) any other financial information in a form not customarily prepared by the Company or (B) any financial information with respect to a fiscal period that has not yet ended, or (C) any financial statement with respect to any fiscal quarter (other than the fourth quarter) prior to the date that is 40 days after the end of the applicable fiscal quarter, or (D) any financial statement with respect to a fiscal year prior to the date that is 60 days after the end of the applicable fiscal year, or (E) any unaudited financial statement in respect of any period ended December 31, 2013, unless, except in the case of clauses (A) and (E), such information is earlier reasonably available to Company and reasonably requested by Parent, (3) delivery of any certificate as to solvency or any legal opinions, or (4) the taking of any action that would conflict with or violate (x) the Company’s Restated Certificate of Incorporation or By-laws, in each case that are not contingent upon the earlier of the Acceptance Time and the Effective Time or (y) any applicable Laws. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose. If the Company at any time in good faith reasonably believes that it has delivered the Required Financial Information to Parent, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Financial Information at the time of delivery of such notice, unless Parent shall provide to the Company within four Business Days after the delivery of such notice a written notice that describes with reasonable specificity the information that constitutes Required Financial Information that Parent in good faith reasonably believes the Company has not delivered.

(b) Notwithstanding anything in this Section 6.10 to the contrary, neither the Company nor any of its subsidiaries shall be required to (i) bear any out-of-pocket cost or expense that is not reimbursed pursuant to this Section 6.10(b) or pay any fee in connection with the Debt Financing, (ii) incur any liability (or cause their respective directors, officers or employees to incur any liability) under the Debt Financing prior to the Effective Time or (iii) enter into any agreement or commitment that would be effective prior to the Effective Time (other than such management representation letters and authorization letters with respect to information memoranda, authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a material misstatement or omission, and that the public-side versions of such documents, if any, do not include material non-public information with respect to the Company or any of its subsidiaries or their securities for purposes of United States federal securities laws, and other than consents of accountants for use of their reports in any materials relating to the matters described above). Furthermore, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its subsidiaries and its and their respective representatives in connection with their respective obligations pursuant to this Section 6.10. Parent shall indemnify and hold harmless the Company, its subsidiaries and its and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than any information provided in writing specifically for use by or on behalf of the Company or any of its subsidiaries), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, the Company or any of its subsidiaries or their respective affiliates, officers, directors, employees, accountants, agents or representatives.

(c) The Company shall deliver to Acquisition Sub on or prior to the Acceptance Time, a payoff letter with respect to the Credit Agreement, dated as of June 27, 2011, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented, or otherwise modified from time to time), which payoff letter shall substantially provide (subject to customary exceptions) (x) that upon receipt of the payoff amount set forth in the payoff letter, the respective indebtedness incurred thereunder and related instruments shall be terminated and (y) that all Liens (and guarantees), if any, in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such Indebtedness, shall be, upon the payment of the amount set forth in the payoff letter (and, if applicable, providing for letters of credit or cash collateral) be released and terminated.

Section 6.11 Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Offer or the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Acceptance Time, Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.12 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 6.13 Rule 16b-3. Prior to the Acceptance Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Offer and the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation, (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation, (iii) shall give due consideration to Parent’s advice with respect to such litigation and (iv) shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible), or consent to the same without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.15 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.16 Rule 14d-10(d) Matters. Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its board of directors, compensation committee or its “independent directors” as defined by Rule 303A.02 of the NYSE Listed Company Manual to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding that have been or will be entered into by the Company or its subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an

“employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.17 State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to this Agreement or any transaction contemplated by this Agreement, then Parent, the Company and their respective boards of directors or managers, as applicable, shall take all reasonable action necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby.

Section 6.18 Treatment of Certain Indebtedness.

(a) Parent, Merger Sub, or an affiliate thereof may commence one or more offers to purchase, and/or consent solicitations with respect to, all or a portion of the outstanding aggregate principal amount of the 6 5/8% Senior Notes due 2021 issued by the Company (the “Notes”), on terms determined by Parent and otherwise in compliance with applicable Law and the Notes Indenture (collectively, the “Debt Offer”); provided that this Agreement shall have not been terminated in accordance with Article VIII. Any documentation relating to the Debt Offer (including all amendments or supplements thereto) (the “Debt Offer Documents”) and all material requested to be published or mailed to the holders of the Notes in connection with any Debt Offer shall be subject to the prior review of, and comment (which review and comment shall be made as promptly as reasonably practical) by, the Company and reasonably acceptable to the Company; provided that the price to be paid in connection with the Debt Offer, conditionality, ability to terminate, amend or extend the Debt Offer, and the form and substance of the amendments to the Notes and the Notes Indenture to take effect on the Closing Date, and the decision by Parent to terminate or extend the Debt Offer, shall be within Parent’s sole discretion (subject to compliance with applicable Law and the Notes Indenture and the other limitations in this Section 6.18 and the last sentence of Section 8.2). The closing of the Debt Offer will be expressly conditioned on the Closing and shall be conducted in all material respects in compliance with applicable Law, including SEC rules and regulations, and the Notes Indenture. None of the Notes shall be required to be purchased prior to the Effective Time. Any proposed amendments to the Notes Indenture contemplated by the Debt Offer shall revert to the form in effect prior to the effectiveness of any proposed amendments and be of no further effect if the Closing does not occur. The Company and its subsidiaries shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective officers, employees, consultants and advisors, including legal and accounting advisors, and other representatives to, provide cooperation and assistance reasonably requested by Parent in connection with the Debt Offer.

(b) The Company covenants and agrees that, promptly following the expiry of the consent solicitation contemplated by the Debt Offer Documents, assuming the requisite consents are received, each of the Company and the applicable subsidiaries of the Company shall use reasonable best efforts to (and shall use reasonable best efforts to cause the Trustee (as defined in the Indenture dated as of January 28, 2011 governing the Notes (the “Notes Indenture”)) to), including by delivering to the Trustee any officer certificates required to be delivered under the Notes Indenture in connection with the supplemental indenture (provided that all required statements in such officer certificate are factually accurate in the Company’s sole judgment), execute a supplemental indenture in the form contemplated by the Debt Offer Documents, which supplemental indenture shall become operative upon the Effective Time; provided that the Company shall not be required to deliver or to cause its counsel to deliver any legal opinions in connection therewith.

(c) If at any time prior to the completion of the Debt Offer any information should be discovered by the Company or by Parent that the Company or Parent reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Notes. Parent shall comply with the requirements of Rule 14e-l under the Exchange Act, to the extent applicable, and any other applicable Laws to the extent such Laws are applicable in connection with the Debt Offer.

(d) In connection with the Debt Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents to provide assistance in connection therewith. The Company shall, and shall cause its subsidiaries to, use reasonable best efforts to cooperate with such parties so selected; provided that the Company and its subsidiaries shall not be required to enter into any agreement or commitment with respect to the Debt Offer that would be effective prior to the Effective Time.

(e) Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offer (which agents shall be selected by Parent) upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company for all of the reasonable and documented out-of-pocket costs, fees and expenses incurred by the Company in connection with the Debt Offer (including any action taken to enforce Parent’s reimbursement obligation hereunder), including fees of outside counsel, accountants and advisors. Parent shall indemnify and hold harmless the Company, its subsidiaries and its and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Offer and any information utilized in connection therewith (other than any information provided in writing specifically for use by or on behalf of the Company or any of its subsidiaries), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, the Company or any of its subsidiaries or their respective affiliates, officers, directors, employees, accountants, agents or representatives.

(f) Promptly following the Effective Time, Parent shall directly or indirectly pay for Notes validly delivered or any consents validly delivered and not withdrawn in accordance with the Debt Offer.

(g) In addition to, and not in limitation of or substitution for, the foregoing, the Company will, promptly (following receipt from Parent of all required documentation necessary to complete such Debt Offer in form and substance reasonably satisfactory to the Company), upon the written request of Parent and on the terms and subject to the conditions determined by Parent in its sole discretion subject only to compliance with applicable Law and the Notes Indenture, commence one or more Change of Control Offers (as defined in the Notes Indenture) with respect to the Notes in accordance with Section 4.13 of the Notes Indenture, such offer to be conditional, pursuant to Section 4.13(f) of the Notes Indenture, upon the consummation of a Change of Control (as defined in the Notes Indenture) in accordance with the terms of this Agreement and the occurrence of the Effective Time.

(h) Notwithstanding anything to the contrary herein, it is expressly agreed by the parties hereto that the failure to obtain the consent of the holders of the Notes in connection with any Debt Offer (including any Change of Control Offer) shall not be deemed to be a breach by the Company under this Agreement or otherwise delay the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction or waiver by the Company and Parent of the following conditions:

(a) Acquisition Sub shall have accepted for payment, or caused to be accepted for payment, all shares of Common Stock validly tendered and not withdrawn in the Offer; and

(b) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (provided that each party shall have used commercially reasonable efforts to oppose any such action by such Governmental Authority).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time, as follows:

(a) by mutual written consent of each of Parent and the Company by action of their respective boards of directors or managers, as applicable, at any time prior to the Acceptance Time;

(b) by either the Company or Parent, at any time prior to the Acceptance Time and after the Outside Date, if the Acceptance Time has not occurred by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

(c) by either Parent or the Company, if any court or Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or (ii) prior to the Effective Time, consummation of the Merger, and in either case such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement, including the obligations set forth in Section 6.2(b);

(d) by the Company, at any time prior to the Acceptance Time, if Parent or Acquisition Sub shall have breached or failed to perform in any material respect any of its representations or warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and (ii) cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company has materially breached of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured in all material respects;

(e) by Parent, at any time prior to the Acceptance Time, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of conditions (c)(ii) or (c)(iii) set forth in Annex I and (ii) cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Acquisition Sub has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured in all material respects;

(f) By Parent, at any time prior to the Acceptance Time, if any event, development or circumstances have occurred that would result in a failure of condition (c)(iv) set forth in Annex I that cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure.

(g) by Parent at any time prior to the Acceptance Time, if the board of directors of the Company shall have effected a Change of Recommendation (whether or not in compliance with Section 6.4); or

(h) by the Company in accordance with Section 6.4(f);

(i) by the Company at any time prior to the Acceptance Time if (i) Acquisition Sub shall have failed to commence the Offer by January 8, 2014 (other than as a result of the Company’s breach of its covenants and agreements hereunder), (ii) Acquisition Sub terminates or makes any change to the Offer in violation of the terms of this Agreement or extends the Offer pursuant to Section 2.1(e)(ii) or (iii) Acquisition Sub shall fail to accept for payment and pay for shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time all of the Offer Conditions are satisfied; or

(j) by the Company if (i) after the Acceptance Time all of the conditions set forth in Section 7.1 and Annex I have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are reasonably capable of being satisfied) and (ii) Parent and Acquisition Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement after the Company has confirmed in writing that it is willing and able to complete the Closing.

Section 8.2 Effect of Termination

If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party or any lender or other provider of Debt Financing to Parent) to the other party hereto, except (i) the provisions of Section 6.3(b), Section 6.10(b), Section 6.18(e), this Section 8.2, Section 8.3, Section 8.6, and Article IX shall survive any termination hereof pursuant to Section 8.1 and (ii) in the event of any liability arising out of or the result of, fraud or any willful breach of any covenant, agreement, representation or warranty, the aggrieved party shall be entitled to all rights and remedies available at law or in equity, subject to Section 9.8(b). Parent shall cause the Offer and the Debt Offer to be terminated immediately after termination of this Agreement.

Section 8.3 Termination Fees.

(a) If:

(i) (x) prior to the termination of this Agreement, any Competing Proposal (for purposes of this subsection, substituting 50% for the 15% thresholds set forth in the definition of Competing Proposal) is publicly proposed or publicly disclosed and not publicly withdrawn and (y) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.1(b)) or by Parent pursuant to Section 8.1(e) and (z) within twelve (12) months after termination of this Agreement, the Company enters into any letter of intent, agreement in principle, acquisition agreement or other definitive agreement providing for any Competing Proposal or a transaction in respect of any Competing Proposal shall have been consummated; or

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(g); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(h);

then in any such event the Company shall pay to Parent a fee payable in cash equal to $55,000,000 (the “Company Termination Fee”), and neither the Company nor any other person shall (subject to the provisions of Section 8.2) have any further liability to Parent or any other person with respect to this Agreement or the transactions contemplated hereby, such payment to be made (x) in the case of Section 8.3(a)(i), at the earlier of (A) when the Company enters into a letter of intent, agreement in principle, acquisition agreement or other definitive agreement providing for a transaction in respect of such Competing Proposal or (B) when a transaction in respect of such Competing Proposal is consummated; (y) in the case of Section 8.3(a)(ii), no later than two (2) Business Days after the termination of this Agreement or (z) in the case of Section 8.3(a)(iii), upon the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.3 on more than one occasion.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(b), Section 8.1(d), Section 8.1(i)(ii), Section 8.1(i)(iii), or Section 8.1(j) and immediately prior to such termination (i) all of the Offer Conditions and the condition set forth in Section 7.1(b) have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Offer Closing or the Closing, provided that such conditions are reasonably capable of being satisfied) and the Company is prepared to complete the Offer Closing and the Closing and (ii) Parent and Acquisition Sub have failed to complete the Offer Closing or the Closing by the respective date the Offer Closing or the Closing is required to have occurred pursuant to this Agreement as a result of the full amount of the Debt Financing failing to be funded or prospectively funded at the Offer Closing or the Closing (clauses (i) and (ii) collectively, a “Funding Failure”), then Parent shall pay to the Company a fee payable in cash equal to $90,000,000 (the “Parent Termination Fee”), and neither Parent nor any other person shall (subject to the provisions of Section 8.2) have any further liability to the Company or any other person with respect to this Agreement or the transactions contemplated hereby, such payment to be made no later than two (2) Business Days after the termination of this Agreement; it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.3 on more than one occasion.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after Acceptance Time, there shall be no amendment that decreases the Offer Price or the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5 Waiver . At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance by any other party with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes.

(a) All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, except that Parent shall pay, whether or not the Offer, the Merger or any other transaction is consummated, all Expenses incurred in connection with (i) the preparation, printing, filing and mailing the Offer Documents, the Schedule 14D-9 and all SEC and other regulatory filing fees incurred in connection therewith, (ii) the retention of any service provider in connection with the Offer, (iii) the filing fee of any required notices under the HSR Act, (iv) engaging the services of the Paying Agent or (v) obtaining third party consents.

(b) Parent shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.5, Section 6.8, and Section 6.18(e).

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent:

Harland Clarke Holdings Corp.

10931 Laureate Drive

San Antonio, TX 78249

Fax: (210) 697-1210

E-mail: judy.norris@harlandclarke.com

Attention: General Counsel

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax: (212) 403-2000

E-mail:	aoemmerich@wlrk.com
ajnussbaum@wlrk.com dsong@wlrk.com

Attention:	Adam O. Emmerich Andrew J. Nussbaum DongJu Song

if to the Company:

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, MI 48152

Fax: (734) 591-4460

E-mail: wiselyt@valassis.com

Attention: General Counsel

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Fax: (312) 862-2200

E-Mail:	henry.kleeman@kirkland.com richard.porter@kirkland.com

Attention:	R. Henry Kleeman Richard W. Porter, P.C.

Section 9.3 Interpretation: Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available to Parent” and words of similar import refer to information posted to the electronic data room for Project Tiger hosted by Merrill Corp. and maintained by the Company for purposes of the transactions contemplated by this Agreement or otherwise delivered to Parent or a Representative of Parent (including by specific identification of filing or exhibit to a filing available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system) no later than 12:00 p.m. Eastern Standard Time on December 16, 2013. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. All references to “dollars” or “$” refer to currency of the United States of America. References to “wholly owned subsidiaries” of the Company shall include any subsidiary of which the Company owns, directly or indirectly, all of the equity interests.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent or Acquisition Sub to an affiliate of such party or any source of financing for the transactions contemplated by this Agreement; provided, that the party making such assignment shall not be released from its obligations hereunder. For the avoidance of doubt, the shares of Acquisition Sub may be transferred to any person of which Parent is directly or indirectly a wholly owned subsidiary or any direct or indirect wholly owned subsidiary of such person; provided, that such transfer shall not release Parent or Acquisition Sub from their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time, (b) the right of the holders of Company Options to receive the Option Cash Payment at the Effective Time, (c) the provisions of Section 6.5 hereof, (d) the provisions of Section 8.3 hereof, and (e) as to any arranger, lender or provider of Debt Financing, the provisions of Section 8.3(b), Section 9.8(b), Section 9.9(c) and Section 9.11 (which shall expressly inure to the benefit of such arranger, lender or provider of Debt Financing and such arranger, lender or provider shall be entitled to rely on and enforce the provisions of such Sections), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to Section 9.8(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 9.8(b), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. If, prior to the Outside Date, any party brings a legal proceeding to enforce the terms and provisions hereof, the Outside Date may, to the extent determined to be appropriate by the court of competent jurisdiction presiding over such legal proceeding, be extended by any time period established by such court.

(b) Notwithstanding anything herein to the contrary, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s and Acquisition Sub’s obligations to consummate the Offer or the Merger if a Funding Failure has occurred, in which case, subject to Section 8.2, the sole and exclusive remedy of the Company or its subsidiaries and their respective stockholders, affiliates, officers, directors, employees and representatives against Parent, Acquisition Sub, and any lender or other provider of Debt Financing in connection with the Debt Financing, or any attorney, accountant or other advisor, agent, representative or affiliate for such lender, shall be for payment of the Parent Termination Fee. Subject to Section 8.2, if the Parent Termination Fee is payable (or would become payable upon termination by the Company) and is promptly paid upon termination by the Company, none of the Company or its subsidiaries, or any of their respective stockholders, affiliates, officers, directors, employees and representatives may seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, any matter relating to or arising out of this Agreement, including, without limitation, (a) any loss suffered as a result of the failure of the Merger to be consummated, (b) the termination of this Agreement or (c) any liabilities or obligations arising under this Agreement. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee. Furthermore, for the avoidance of doubt, this Section 9.8(b) shall not limit the Company’s ability to seek specific performance of Parent’s obligations pursuant to Section 6.9, or to seek specific performance of Parent’s and Acquisition Sub’s obligations to consummate the Offer and the Merger if a Funding Failure is cured.

Section 9.9 Consent to Jurisdiction.

(a) Each of Parent, Acquisition Sub and the Company hereby submits to the nonexclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding anything herein to the contrary, each party hereto further agrees that New York State or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action (whether at law or at equity and whether brought by any party hereto or any other person) brought against any lender or other provider of Debt Financing in connection with the Debt Financing or this Agreement, and that no party hereto will bring, or permit any of their affiliates to bring, any such action in any other court.

Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF OR IN ANY ACTION RELATING TO THE DEBT FINANCING OR INVOLVING AND LENDER OR OTHER PROVIDER THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.11.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HARLAND CLARKE HOLDINGS CORP.

By:	/s/ Charles T. Dawson
Name:	Charles T. Dawson
Title:	President and Chief Executive Officer

V ACQUISITION SUB, INC.

By:	/s/ Charles T. Dawson
Name:	Charles T. Dawson
Title:	President and Chief Executive Officer

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Robert A. Mason
Name:	Robert A. Mason
Title:	President and Chief Executive Officer

Agreement and Plan of Merger Signature Page

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.4(b).

“Acceptance Time” shall have the meaning set forth in Section 2.2(c).

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Agreement” shall have the meaning set forth in the Recitals.

“Alternative Debt Financing” shall have the meaning set forth in Section 6.9(b).

“Restated Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company.

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Antitrust Laws” shall mean the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or foreign investment Laws.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“By-laws” shall mean the by-laws of the Company.

“Certificate of Merger” shall have the meaning set forth in Section 2.5(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.4(c).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, agreement, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries, or with respect to which the Company or any of its subsidiaries has any liability, other than any Multiemployer Plan and each plan or arrangement applicable to employees outside of the United States that is mandated by applicable Law.

“Company Credit Agreement” shall mean the Credit Agreement, dated as of June 27, 2011, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented, or otherwise modified from time to time).

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.8(a).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Leases” shall have the meaning set forth in Section 4.19(b).

“Company Material Adverse Effect” means any change, effect or circumstance that has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any of the following or any effect attributable to: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) the negotiation, announcement or existence of, or any action taken that is required or expressly contemplated by this Agreement and the transactions contemplated hereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, employees, investors, or venture partners) or any action taken by the Company at the request of or with the written consent of Parent; (vi) any changes in the credit rating of the Company or any of its subsidiaries, the market price or trading volume of shares of Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, it being understood that any underlying event causing such changes or failures in whole or in part may be taken into account in determining whether a Company Material Adverse Effect has occurred; or (vii) any litigation arising from allegations of a breach of fiduciary duty relating to this

Agreement or the transactions contemplated by this Agreement, in each case of clauses (i), (ii), (iii), or (iv), to the extent such changes, events, circumstances, effects, acts, escalation or worsening do not have a disproportionate impact on the Company and its subsidiaries relative to other companies in similar industries to those in which the Company and its subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each outstanding option to purchase shares of Common Stock granted under any of the Company Plans.

“Company Plans” shall mean the Company’s 2008 Omnibus Incentive Compensation Plan, the ADVO, Inc. 2006 Incentive Compensation Plan, the Company’s 2002 Long-Term Incentive Plan, the Company’s Broad-Based Incentive Plan and the Company’s 1992 Long-Term Incentive Plan, in each case, as amended, supplemented or modified from time to time in accordance with this Agreement.

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.3.

“Competing Proposal” shall have the meaning set forth in Section 6.4(g).

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not materially misleading under the circumstances, (ii) such Required Financial Information complies with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities of Parent of the type contemplated by the Debt Financing (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Rule 4.02(b) of Regulation S-K and other customary exceptions), and (iii) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable for, and shall comport with the requirements of, an offering under the Securities Act pursuant to a registration statement on Form S-1 in connection with the registration of debt securities of Parent of the type contemplated by the Debt Financing (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X), and are sufficient to permit the Company’s independent accountants to issue customary comfort letters (for high yield debt securities issued in a private placement under Rule 144a), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of September 21, 2013, by and between Parent and the Company.

“Continuation Period” shall have the meaning set forth in Section 6.8(a).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Financing” shall have the meaning set forth in Section 5.6(a).

“Debt Offer” shall have the meaning set forth in Section 6.18(a).

“Debt Offer Documents” shall have the meaning set forth in Section 6.18(a).

“Definitive Agreements” shall have the meaning set forth in Section 6.9(a).

“D&O Insurance” shall have the meaning set forth in Section 6.5(c).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.5(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“Environmental Law” shall mean means any and all Laws enacted prior to the Closing Date and in effect on the Closing Date that regulate the protection or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes; or the protection of occupational health and safety to the extent relating to the management or exposure to harmful or deleterious substances in the workplace.

“Equity Award” shall have the meaning set forth in Section 4.3(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of all SEC documents and other regulatory filing fees incurred in connection with the Offer Documents, the Schedule 14D-9, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority pursuant to any Antitrust Law, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the Offer, the Merger and the other transactions contemplated by this Agreement.

“Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Fee Letter” shall have the meaning set forth in Section 5.6(a).

“Funding Failure” shall have the meaning set forth in Section 8.3(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning and regulatory effect, including petroleum, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Initial Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean (except in the definition of “willful breach”) the actual knowledge of the following officers and employees of the Company and Parent, as applicable: (i) for the Company: Robert A. Mason, Robert L. Recchia and Todd Wiseley; and (ii) for Parent: Charles T. Dawson, Peter A. Fera, Jr., and Judy C. Norris.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall mean the real property subject to the Company Leases and such other real property in respect of which the Company has leases, subleases or other agreements in place, pursuant to which the Company uses or occupies or has the right to use or occupy such real property.

“Lender” shall have the meaning set forth in Section 5.6(a).

“Lien” shall mean liens, claims, mortgages, deeds of trust, encumbrances, encroachments, easements, covenants, restrictions, title defects, conditions, pledges, options or other third party rights, security interests or charges of any kind, but shall not include licenses to Intellectual Property Rights.

“Major Customer” shall have the meaning set forth in Section 4.22(a).

“Major Supplier” shall have the meaning set forth in Section 4.22(b).

“Marketing Period” shall mean the first period of 25 consecutive calendar days commenced on or after January 6, 2014 (i) throughout and at the end of which Parent shall have the Required Financial Information and such Required Financial Information shall be Compliant and (ii) (A) the last day of which is on an Expiration Date and (B) throughout and at the end of which the Offer Conditions (other than (x) the Minimum Condition, subject to the satisfaction of the Minimum Condition as of the last day of such period, (y) the condition in subsection (c)(vii) of Annex I, and (z) those other conditions that by their nature were to have been satisfied by actions taken at the Acceptance Time, which conditions would have been capable of being satisfied if the Acceptance Time had occurred during such time) shall be satisfied and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Acceptance Time or the Closing Date, as applicable, was to be scheduled for any time during such 25 consecutive calendar day period. Notwithstanding anything in this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 25 consecutive calendar day period: (A) the Company or any of its subsidiaries has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated, (B) the Company’s independent accountants shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent accountants, (C) any Required Financial Information would not be Compliant at any time during such 25 consecutive calendar day period (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such 25 consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced until such Required Financial Information is Compliant), or otherwise would not include any “Required Financial Information” as defined, or (D) the Company or any of its subsidiaries shall have failed to file any periodic or current report required to be filed with the SEC by the date required under the Exchange Act (to the extent the failure to timely file such report materially and adversely impacts the marketing efforts relating to the Debt Financing), in which case the Marketing Period will not be deemed to commence unless and until all such reports have been filed. Notwithstanding the foregoing, the Marketing Period shall end on such earlier date as the Debt Financing has been received.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Minimum Condition” shall have the meaning set forth in Section 2.1(a).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“New Plans” shall have the meaning set forth in Section 6.8(c).

“Notes” shall have the meaning set forth in Section 6.18(a).

“Notes Indenture” shall have the meaning set forth in Section 6.18(b).

“NYSE” shall mean the New York Stock Exchange.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Closing” shall have the meaning set forth in Section 2.9.

“Offer Conditions” shall have the meaning set forth in Section 2.1(a)

“Offer Documents” shall have the meaning set forth in Section 2.1(g).

“Offer Price” shall have the meaning set forth in the Recitals.

“Offer to Purchase” shall have the meaning set forth in Section 2.1(c).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Outside Date” shall have the meaning set forth in Section 2.1(e).

“Owned Real Property” shall have the meaning set forth in Section 4.19(a).

“Parent” shall have the meaning set forth in the Recitals.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that would reasonably be expected to prevent or materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Merger” shall have the meaning set forth in Section 2.10.

“Parent Merger Surviving Corporation” shall have the meaning set forth in Section 2.10.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.2.

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (ii) Liens securing indebtedness set forth in Section 4.3(d) of the Company Disclosure Letter, (iii) with respect to Owned Real Property or Leased Real Property, easements or claims of easements, boundary line disputes, overlaps, encroachments, supplemental Taxes and assessments, rights of parties in possession, and title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case that do not materially interfere with the business of the Company and its subsidiaries as presently conducted, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, that do not materially interfere with the Company’s business as presently conducted, (v) Liens disclosed on existing title reports or existing surveys provided to Parent prior to the date hereof, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (vii) Liens incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company; and (viii) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Real Property” shall mean the Owned Real Property and the Leased Real Property, collectively.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Required Financial Information” shall have the meaning set forth in Section 6.10(a).

“Restricted Share Payment” shall have the meaning set forth in Section 3.3(b).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(a).

“Schedule TO” shall have the meaning set forth in Section 2.1(g).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.5(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.4(h).

“Superior Proposal Agreement” shall have the meaning set forth in Section 6.4(f).

“Surviving Corporation” shall have the meaning set forth in Section 2.3.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns, including any amendment thereto.

“Termination Condition” shall have the meaning set forth in Section 2.1(a).

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a)) immediately prior to the Effective Time and (y) the Merger Consideration.

“Unvested Restricted Shares” means outstanding shares of restricted Common Stock granted pursuant to any of the Company Plans.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“willful breach” shall mean, with respect to any agreement, a material breach that is a consequence of an act undertaken or not taken by the breaching party with the knowledge that the taking of, or failure to take, respectively, such act would, or would be reasonably expected to, cause a breach of such agreement.

Annex I

CONDITIONS TO THE OFFER

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX I IS ATTACHED

Notwithstanding any other provisions of the Offer and in addition to the Acquisition Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered shares of Common Stock and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered shares of Common Stock, if (a) the Minimum Condition or the Termination Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date, or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

(i) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Offer or Merger illegal or otherwise prohibiting, restraining or preventing the consummation of the Offer or Merger (provided that Parent and Acquisition Sub have used commercially reasonable efforts to oppose any such action by such Governmental Authority);

(ii) (A) the representations and warranties of the Company contained in Section 4.3(a)-(d) shall not be true and correct in all respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in an increase in the number of shares of Common Stock outstanding (or underlying outstanding Company Options or Equity Awards) in excess of 100,000, (B) the representations and warranties of the Company contained in Section 4.1, Section 4.2, or Section 4.4 of the Merger Agreement, shall not be true and correct in all material respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time, (C) the representations and warranties of the Company contained in Section 4.9(ii) of the Merger Agreement shall not be true and correct in all respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time and (D) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except with respect to this clause (D), where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

I-1

(iii) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Acceptance Time and such breach or failure shall not have been waived or cured;

(iv) since the date hereof, any event, development or circumstances have occurred that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(v) Acquisition Sub shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (c)(ii), (c)(iii) or (c)(iv) of this Annex I have not occurred;

(vi) the board of directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition Sub the Company Recommendation or shall have made a Change of Recommendation; or

(vii) the Marketing Period shall not have been completed.

The foregoing conditions, other than the Minimum Condition and the Termination Condition, are for the sole benefit of Parent and Acquisition Sub and may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Acquisition Sub in writing in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 17, 2013, by and among Parent, Acquisition Sub and Valassis Communications, Inc.

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